EXHIBIT 5.1

OPINION AND CONSENT OF DEAN M. POULAKIDAS

[LETTERHEAD OF WILLIS LEASE FINANCE CORPORATION]

March 14, 2022

Willis Lease Finance Corporation

60 East Sir Francis Drake Boulevard

Suite 209

Larkspur, California 94939

Willis Lease Finance Corporation—Registration Statement on Form S-8 for Registration of 1,068,000 Shares of Common Stock

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of Willis Lease Finance Corporation, a Delaware corporation (the “Company”). I refer to the registration statement on Form S-8 (“Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), to be filed by the Company, with respect to the proposed offering by the Company of up to an additional 968,000 shares of the common stock of the Company, $0.01 par value per share (the “Common Stock”), subject to issuance by the Company under the Company’s 2021 Incentive Stock Plan, and up to an additional 100,000 shares of Common Stock, which may be issued to eligible employees of the Company in accordance with the terms of the Company’s Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”)

I have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as I have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as conformed or photostatic copies and the authenticity of the originals of such copies.

Based on my examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that I have examined, I am of the opinion that when issued in accordance with the terms of the applicable Plan, the Shares will be legally issued, fully paid and non-assessable shares of Common Stock.

I am admitted to practice in the State of California and am not admitted to practice in the State of Delaware. However, for the limited purposes of my opinion set forth above, I am generally familiar with the General Corporation Law of the State of Delaware (the “DGCL”) as presently in effect and have made such inquiries as I consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Dean M. Poulakidas
Dean M. Poulakidas